Exhibit 99.1

Eni Taps Ocean Power Technologies PowerBuoy® for New Mission

Redeploying the PB3 to an Unmanned Production Platform in the Adriatic Sea

Monroe Township, N.J., March 2, 2020 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced that Eni, one of the world’s largest energy companies, has extended its lease of a PB3 PowerBuoy® for an additional 18 months. OPT has also been contracted for an additional scope of work to provide a power and communications solution for an entirely new application in the Adriatic Sea.

Following more than one year of continuous maintenance-free operation as part of an underwater autonomous vehicle charging pilot project off the coast of Italy in the Adriatic Sea, OPT will redeploy the leased PB3 PowerBuoy® to provide power to systems on an unmanned, decommissioned gas production platform.

The offshore platform conversion project is exploring the potential of future ecologically sustainable life-extension strategies for oil and gas platforms at the end of their productive phase. With carbon-free power provided by the PB3 PowerBuoy® and an OPT-designed power delivery system and interface, the project will assess the value of the platform to the ecosystem if left in place, as well as the viability of integrated aquaculture farming, recreational, and other uses.

“Eni is a leader in seeking sustainable business processes for the oil and gas sector. Eni’s continued confidence in the PB3 is a bellwether for offshore industries seeking to decarbonize operations while also reducing risk and operational costs,” said George Kirby, OPT President and Chief Executive Officer.

The PB3 PowerBuoy® is designed for three years of operation between routine maintenance intervals, which allows OPT to rapidly reutilize the leased asset for Eni. The PB3 PowerBuoy® will be relocated off Italy’s Abruzzo region coastline in July 2020 with OPT engineering support beginning immediately.

“Our commitment to superior products and service leads to the development of innovative solutions for additional challenges our customers face,” Kirby added. “We applaud Eni’s vision and understanding of the adaptability of the PB3 PowerBuoy® power and communications platform for myriad offshore applications.”

About the OPT PB3 PowerBuoy®

The OPT PB3 PowerBuoy® integrates patented technologies in hydrodynamics, electronics, energy conversion, and computer control systems to extract the natural energy in ocean waves. The result is a leading edge, ocean-tested, proprietary autonomous system that turns wave power into reliable, clean, and carbon-free electricity for offshore applications. PB3 PowerBuoy® solutions are tailored to customer needs including monitoring, surveillance, subsea charging and connectivity for the offshore industries including oil and gas, science and research, and telecommunications.

About the Eni Underwater AUV Project

Deployed in December 2018 in the Adriatic Sea, the PB3 PowerBuoy® leased by Eni has successfully demonstrated its capability as a charging and communications platform to enable the long-term remote operation of Eni’s Clean Sea autonomous underwater vehicle (AUV). OPT-patented technology enables the PB3 PowerBuoy® to create power even in waters with limited wave energy, like the calm environment of the Adriatic Sea where it has produced more than two megawatt hours (2 MWh) of electricity since being deployed.

The PB3 PowerBuoy® power take-off (PTO) – the system that converts wave energy into rotary motion to drive a generator that produces electrical power – has completed more than 2.3 million duty cycles to date, which is equivalent to more than 2,600 kilometers (1,740 miles) traveled.

About Eni

Eni is an integrated energy company employing more than 33,000 people in 73 countries around the world. Eni engages in oil and natural gas exploration, field development and production, as well as in the supply, trading and shipping of natural gas, LNG, electricity and fuels and has consistently ranked among the top 100 on the Fortune Global 500 list of the world’s largest companies by revenue.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® solution platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors:

609-730-0400 x401

InvestorRelations@oceanpowertech.com

Media:

609-730-0400 x402

MediaRelations@oceanpowertech.com